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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF DAVIS POLK & WARDWELL]

                                                              November 17, 1999
bamboo.com
124 University Avenue
Palo Alto, CA 94301

Ladies and Gentlemen:

         We have acted as special counsel to bamboo.com (the "Company") in connection with bamboo.com's registration of an aggregate of 24,763,830 shares of common stock (the "Common Shares") to be issued in exchange for IPIX Corporation ("IPIX") common stock pursuant to a merger agreement among bamboo.com, IPIX and merger sub, dated October 25, 1999.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing, assuming that bamboo.com's shareholders have approved the issuance of the Common Shares, we are of the opinion that the Common Shares will have been duly authorized and, upon issuance, will be validly issued, fully paid and non-assessable.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Common Shares. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.



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         This opinion is rendered to you in connection with the above matter.
This opinion may not be relied upon by you for any other purpose.


                                             Very truly yours,

                                             /s/ Davis Polk & Wardwell
                                             -----------------------------
                                             Davis Polk & Wardwell